Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333- 285923, 333-280540 and, 333-276244) and Form S-8 (Nos. 333- 285921, 333-285919, 333-277881, 333-277879, 333-270698, 333-270697, 333-263665, 333-263664, 333-263662, 333-252647, 333-251904 and, 333-250179) of Liquidia Corporation of our report dated March 19, 2025, except for the effects of the revision discussed in Note 2 to the consolidated financial statements and the critical audit matter related to long-term debt, as to which the date is May 8, 2025, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
May 8, 2025